Exhibit (23)(ii)(A)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Offering Circular constituting part of the Registration Statement on Form S-3 (File No. 033-41418) filed with the Securities and Exchange Commission on June 27, 1991 of our report dated February 23, 2016 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the Annual Report to Shareholders, on page 50 in Imperial Oil Limited’s Annual Report on Form 10-K for the year ended December 31, 2015. We also consent to the reference to us under the heading “Experts” in such Offering Circular.

/s/ PricewaterhouseCoopers LLP
Chartered Professional Accountants Calgary, Alberta, Canada Date: February 23, 2016